Exhibit 99.1

Global Self Storage Reports Fourth Quarter and Full Year 2017 Results

New York, NY – April 2, 2018 – Global Self Storage, Inc. (NASDAQ: SELF) (the "Company"), a real estate investment trust ("REIT") that owns and operates self storage facilities ("stores"), reported results for the quarter and full year ended December 31, 2017.

Q4 2017 vs. Q4 2016 Highlights
	The Company's total revenues increased 24.9% to $1.9 million, total operating expenses increased 24.5% to $1.8 million, and operating income increased 28.6% to $184,000.

Net loss totaled approximately ($21,000) or ($0.00) per share of common stock, respectively, for the fourth quarter of 2017 compared to a net income of $565,000 or 0.08 per share for the fourth quarter of 2016.(1)


Funds from Operations ("FFO") and Adjusted FFO ("AFFO") totaled $0.04 and $0.04 per share of common stock, respectively, for the quarter ended December 31, 2017 compared to $0.04 and $0.05 per share in 2016.

	Same-store revenues increased 8.1% to $1.1 million.
	Same-store net operating income ("NOI") decreased 12.5% to $554,000.
	Combined same-store and non same-store ("Combined store") revenues increased 24.9% to $1.9 million.
	Combined store NOI increased 8.7% to $983,000.
	Combined store leasable square footage at quarter end decreased 0.8% to 748,000.
	Combined store overall square foot occupancy at quarter end increased 6.8% to 92.1%.
	Maintained quarterly dividend of $0.065 per share of common stock.

(1)  The Company's results for the Fourth Quarter of 2016 included an approximately $602,000 realized gain on the sale of investment securities.  Please refer to the Company's Consolidated Statements of Operations provided in this press release for more detail.

Full Year Ended December 31, 2017 vs. Full Year Ended December 31, 2016 Highlights(2)
	The Company's total revenues increased 50.2% to $7.5 million, total operating expenses increased 38.4% to $6.8 million, and operating income increased 931.1% to $677,000.

Net loss totaled approximately ($146,000) or ($0.02) per share of common stock, respectively, for the full year ended December 31, 2017 compared to a net income of $384,000 or $0.05 per share for the full year ended December 31, 2016.

	FFO and AFFO totaled $0.20 and $0.21 per share of common stock, respectively, for the full year ended December 31, 2017 compared to $0.10 and $0.16 per share in 2016.
	Same-store revenues increased 8.2% to $4.5 million.
	Same-store NOI increased 7.5% to $2.7 million.
	Combined store revenues increased 42.4% to $7.5 million.
	Combined store NOI increased 40.2% to $4.3 million.
	Distributed dividends of $0.26 per share of common stock.

(2) For comparability purposes, the same-store and Combined store information presented for the period from January 1, 2016 to January 18, 2016 under investment company accounting and for the period from January 19, 2016 through December 31, 2016 under operating company accounting are presented combined for the full year ended December 31, 2016 in the discussion that follows. Management believes this presentation is more meaningful to investors as there was no significant change in same-store or Combined store revenue streams and other financial metrics or the same-store or Combined store non-financial statistical information as a result of the Company's change in status from an investment company to an operating company.

Management Commentary
"2017 was another positive year for us, as we increased both our same-store revenue and NOI by 8.2% and 7.5% respectively, demonstrating the continued execution of our business strategy," said president and chief executive officer of Global Self Storage, Mark C. Winmill. "Our revenue rate management program, ability to attract high-quality tenants, and focus on secondary and tertiary markets in the Mid-West, Northeast, and Mid-Atlantic drove our strong results, and more importantly, set the framework for how we plan to grow the business in 2018."

"While our focus for the year remains on improving our current operations and opportunistically expanding leasable square feet, we will also be looking to expand our self-storage portfolio through acquisitions when the timing is right. Already, we are seeing several opportunities to take advantage of the highly fragmented self-storage market by acquiring underperforming but attractive facilities in our target markets that provide long-term growth potential. Through our professional management and best practices, we can cost-effectively enhance rental and occupancy rates in these facilities and drive additional growth and profitability."

"Ultimately, by focusing on organic and inorganic growth, we believe we are well positioned to successfully scale the business and drive higher FFO, which should generate greater value for our shareholders in the near- and long-term."

Fourth Quarter 2017
The Company's fourth quarter total revenues increased 24.9%, total operating costs increased 24.5%, and operating income increased 28.6%. The significant increase in operating income was driven primarily by additional NOI generated by the two stores we acquired in the fourth quarter of 2016 that were added to our non-same store portfolio, the expansion of our Bolingbrook, IL property, and higher rental and occupancy rates. For the fourth quarter of 2017, net loss totaled ($21,000) compared to $565,000 for the fourth quarter of 2016.

Full Year 2017
The Company's full year 2017 total revenues increased 50.2%, total operating costs increased 38.4%, and operating income increased 931.1%. The significant increase in operating income was driven primarily by additional NOI generated by the four stores we acquired in 2016 that were added to our non-same store portfolio, the expansion of our Bolingbrook, IL property, and higher rental and occupancy rates.  For the full year 2017, net loss totaled ($146,000) compared to net income of $384,000 for the full year 2016.

Same-Store Results for the Fourth Quarter of 2017(3)
The Company's same-store portfolio for the fourth quarter of 2017 included six of its eleven stores, representing 56.4% of store NOI for the quarter.

For the fourth quarter of 2017, same-store revenues increased 8.1% to 1.1 million compared with $1.1 million for the fourth quarter in 2016. The increase was driven primarily by a 9.0% increase in total annualized revenue per leased square foot. The increase in total annualized revenue per leased square foot was due primarily to annual existing tenant rent increases, an increase in available traditional and climate-controlled leasable square feet compared to available leasable parking square feet, and, to a lesser extent, increased move-in rental rates and decreased move-in rent "specials" discounting.

Same-store operating expenses in the fourth quarter of 2017 totaled $591,000 compared with $426,000 in the fourth quarter of 2016. The increase was driven primarily by higher property taxes, store level employment costs, repair and maintenance expenses, and marketing expenses.

For the fourth quarter of 2017, same-store NOI decreased 12.5% to $554,000 compared with $633,000 for the fourth quarter of 2016. The decrease was due primarily to an atypical increase of property tax expenses due to the retroactive effect of a reassessment and non-renewal of our Class 8 tax incentive at our Dolton, IL property, both of which occurred late in the third quarter and were recorded in the fourth quarter of 2017, but were effective January 1, 2017. For more information about property tax expenses at our Dolton, IL property, please refer to the Company's Annual Report on Form 10-K for the full year 2017 filed with the Securities and Exchange Commission today.

Same-store occupancy at December 31, 2017 increased 0.4% to 91.2% from 90.8% at December 31, 2016. This does not include the impact from the Bolingbrook expansion project completed in November 2016. Including the Bolingbrook property in the definition of same-store would result in ending same-store occupancy of 90.6%, an increase of 5.7% compared to the same period in 2016.

(3) A reconciliation of net income to same-store net operating income is provided later in this release, entitled "Reconciliation of GAAP Net Income to Same-Store Net Operating Income."

Combined Same-Store and Non Same-Store Results for the Fourth Quarter of 2017(4)
For the fourth quarter of 2017, Combined store revenues increased 24.9% to $1.9 million compared with $1.6 million for the fourth quarter of 2016. This increase was driven primarily by the additional revenue generated by the two stores we acquired at the end of the fourth quarter of 2016 that were added to our combined same-store and non-same store portfolio, the expansion of our Bolingbrook, IL property, and higher rental and occupancy rates.

Combined store operating expenses in the fourth quarter of 2017 totaled $961,000 compared with $652,000 in the fourth quarter of 2016. The increase was driven primarily by property taxes, higher store level employment costs, repair and maintenance expenses, and marketing expenses due to the Company's 2016 store acquisitions.

For the fourth quarter of 2017, Combined store NOI increased 8.7% to $983,000 compared with $904,000 for the fourth quarter of 2016. The increase was a result of, among other things, the increase in Combined store revenues which were partially offset by an increase in Combined store operating expenses.

(4) A reconciliation of net income to combined same-store and non same-store net operating income is provided later in this release, entitled "Reconciliation of GAAP Net Income to Combined Same-Store and Non Same-Store Net Operating Income."

Company Operating Results for the Fourth Quarter of 2017
Net loss totaled approximately ($21,000) or ($0.00) per share for the fourth quarter of 2017 compared to a net income of $565,000 or 0.08 per share for the fourth quarter of 2016.

General and administrative expenses totaled $438,000 in the fourth quarter of 2017 compared with $641,000 during the prior quarter and $351,000 during the fourth quarter of 2016. The year-over-year increase was primarily driven by higher accounting, compliance, and consulting expenses resulting from additional and new expenses incurred to foster and support the Company's growth. The increase was also due to higher legal expenses in connection with non-routine regulatory filings, the creation of the Company's 2017 Equity Incentive Plan, and comprehensive changes to the Company's charter and bylaws to complete the transformation from an investment company to an operating company.

Business development and property acquisition costs for the fourth quarter of 2017 were $0 compared with $52,000 for the fourth quarter of 2016.

Interest expense for the fourth quarter of 2017 was $220,000, which was consistent with the amount reported for the fourth quarter of 2016.

FFO totaled approximately $338,000, or $0.04 per share, while AFFO totaled approximately $338,000, or $0.04 per share, for the fourth quarter of 2017.

FFO and AFFO for the Fourth Quarter of 2017

Same-Store Results for the Full Year Ended December 31, 2017
The Company's same-store portfolio for the full year ended December 31, 2017 included six of its eleven stores, representing 61.3% of store NOI for the period.

For the full year ended December 31, 2017, same-store revenues increased 8.2% to $4.5 million compared with $4.1 million for the full year ended December 31, 2016. The increase was driven primarily by a 9.2% increase in total annualized revenue per leased square foot, while maintaining occupancy levels. The increase in total annualized revenue per leased square foot was due primarily to annual existing tenant rent increases, an increase in available traditional and climate-controlled leasable square feet compared to available leasable parking square feet, and, to a lesser extent, increased move-in rental rates and decreased move-in rent "specials" discounting.

Same-store operating expenses for the full year ended December 31, 2017 totaled $1.8 million compared with $1.7 million for the full year ended December 31, 2016. The increase was primarily driven by higher property taxes, store level employment costs, repair and maintenance expenses, and marketing expenses.

For the full year ended December 31, 2017, same-store NOI increased 7.5% to $2.7 million compared with $2.5 million for the full year ended December 31, 2016.

Same-store occupancy for the full year ended December 31, 2017 increased 0.4% to 91.2% from 90.8% for the full year ended December 31, 2016.

Combined Same-Store and Non Same-Store Results for the Full Year Ended December 31, 2017
For the full year ended December 31, 2017, Combined store revenues increased 42.4% to $7.5 million compared with $5.2 million for the full year ended December 31, 2016. This increase was driven primarily by the full year's effect in 2017 of the additional revenue generated by the four stores we acquired during the third and fourth quarters of 2016 that were added to our combined same-store and non-same store portfolio, the expansion of our Bolingbrook, IL property, and higher rental and occupancy rates.

Combined store operating expenses for the full year ended December 31, 2017 totaled $3.1 million compared with $2.2 million for the full year ended December 31, 2016. The increase was driven primarily by higher property taxes, store level employment costs, repair and maintenance expenses, and marketing expenses due to the Company's 2016 store acquisitions.

For the full year ended December 31, 2017, Combined store NOI increased 40.2% to $4.3 million compared with $3.1 million for the full year ended December 31, 2016. The increase was a result of, among other things, the increase in Combined store NOI due to the Company's 2016 store acquisitions, the expansion of our Bolingbrook, IL property, and higher rental and occupancy rates.

Company Operating Results for the Full Year Ended December 31, 2017
For the full year ended December 31, 2017, net loss totaled approximately ($146,000) or ($0.02) per share compared to a net income of $384,000 or $0.05 per share for the full year ended December 31, 2016.

General and administrative expenses totaled $1.9 million during the full year ended December 31, 2017 compared with $1.4 million during the period January 19, 2016 to December 31, 2016. The increase was primarily driven by higher legal, accounting, compliance, and consulting expenses resulting from additional and new expenses incurred to foster and support the Company's growth.

Business development and property acquisition costs for the full year ended December 31, 2017 totaled $14,000 compared with $450,000 for the period January 19, 2016 to December 31, 2016.

Interest expense for the full year ended December 31, 2017 was $881,000 compared with $457,000 for the period January 19, 2016 to December 31, 2016. The increase was primarily attributable to a higher amount of outstanding debt during the full year ended December 31, 2017 compared to the period January 19, 2016 to December 31, 2016, resulting from the Company's property-secured $20 million loan in June 2016.

FFO totaled approximately $1.6 million, or $0.20 per share, while AFFO totaled approximately $1.6 million, or $0.21 per share, for the full year ended December 31, 2017.

FFO and AFFO for the Full Year Ended December 31, 2017

Dividends
On March 1, 2018, the Company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend from a year ago and last quarter.

Balance Sheet
At December 31, 2017, cash, cash equivalents, and marketable securities totaled $3.7 million compared with $4.4 million at December 31, 2016.

For more information on the Company's quarterly and annual results, including financial tables, please refer to the Company's Annual Report on Form 10-K for the full year 2017 filed with the Securities and Exchange Commission today.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The Company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, eleven self storage properties located in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina. For more information, go to http://ir.globalselfstorage.us/ or visit the Company's self storage customer site at www.globalselfstorage.us.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures.  FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts ("NAREIT") and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company's financial statements.

AFFO represents FFO excluding the effects of business development and acquisition related costs and non-recurring items, which we believe are not indicative of the Company's operating results. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the investment community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

We believe net operating income or "NOI" is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition
We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation. Same-store occupancy includes the impact from expansion projects at those stores. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At December 31, 2017, we owned six same-store facilities and five non same-store facilities. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company's stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the Company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The Company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the Company's filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the Company's examination of historical operating trends and estimates of future earnings, are based upon the Company's current expectations and various assumptions. The Company's expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the Company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the Company may be changed at any time without notice.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorage.us
1-212-785-0900, ext. 201

Liolios Investor Relations
Scott Liolios or Najim Mostamand, CFA
SELF@liolios.com
1-949-574-3860

Global Self Storage, Inc.
Consolidated Balance Sheets
(Unaudited)

Global Self Storage, Inc.
Consolidated Statements of Operations
(Unaudited)

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on our consolidated statements of operations for the periods indicated:

(5) For comparability purposes, the same-store information presented for the period from January 1, 2016 to January 18, 2016 under investment company accounting and for the period from January 19, 2016 through December 31, 2016 under operating company accounting are presented combined for the full year of 2016. Management believes this presentation is more meaningful to investors as there was no significant change in same-store revenue streams and other financial metrics or the same-store non-financial statistical information as a result of our change in status from an investment company to an operating company. The following table presents the combined adjustment for the period January 1, 2016 to January 18, 2016.

Reconciliation of GAAP Net Income to Combined Same-Store and Non Same-Store Net Operating Income

The following table presents a reconciliation of combined same-store and non same-store net operating income to net income as presented on our consolidated statements of operations for the periods indicated:

(6) For comparability purposes, the combined same-store and non same-store information presented for the period from January 1, 2016 to January 18, 2016 under investment company accounting and for the period from January 19, 2016 through December 31, 2016 under operating company accounting are presented combined for the full year of 2016. Management believes this presentation is more meaningful to investors as there was no significant change in combined same-store and non same-store revenue streams and other financial metrics or the combined same-store and non same-store non-financial statistical information as a result of our change in status from an investment company to an operating company. The following table presents the combined adjustment for the period January 1, 2016 to January 18, 2016.